Exhibit A

Joint Filing Agreement Pursuant to Rule 13d-1

This agreement is made pursuant to Rule 13d-l(k)(1) under the Securities and Exchange Act of 1934, as amended (the “Act”) by and among the parties listed below, each referenced to herein as a “Joint Filer.” The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Date: October 7, 2024

Danske Invest SICAV-SIF

By:	/s/ Robert Bruun Mikkelstrup	By:	/s/ Tina Hjorth Hetting
Name:	Robert Bruun Mikkelstrup	Name:	Tina Hjorth Hetting
Title:	Chief Executive Officer	Title:	Head of Fund Products

Danske Invest Management A/S

By:	/s/ Robert Bruun Mikkelstrup	By:	/s/ Tina Hjorth Hetting
Name:	Robert Bruun Mikkelstrup	Name:	Tina Hjorth Hetting
Title:	Chief Executive Officer	Title:	Head of Fund Products

Danske Bank A/S

By:	/s/ Casper Bruyant Bonde	By:	/s/ Mikael Kruchov Deigaard
Name:	Casper Bruyant Bonde	Name:	Mikael Kruchov Deigaard
Title:	Head of Illiquid Alternatives Asset Management	Title:	Head of Private Equity Asset Management